UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

Tornier N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	1-35065	98-0509600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Fred. Roeskestraat 123 1076 EE Amsterdam, The Netherlands	None
(Address of principal executive offices)	(Zip Code)

(+ 31) 20 675-4002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 14, 2012, the U.S. subsidiary of Tornier N.V. (“Tornier”), Tornier, Inc. (“Tornier USA”) entered into a lease agreement with Liberty Property Limited Partnership to rent approximately 56,000 square feet of space at 10801 Nesbitt Avenue, Bloomington, Minnesota for an initial term of 126 months scheduled to commence on July 1, 2012. Subject to certain conditions, Tornier USA may extend the term of the lease for up to two additional terms of five years each at the then market rate for rent. Pursuant to the lease agreement, the monthly rental payment will be approximately $41,000, subject to annual increases. In addition to base rent, Tornier USA will pay all operating expenses associated with the building. As previously announced, Tornier intends to use the new location for its U.S. business headquarters and to consolidate its Minneapolis-based marketing, training, regulatory, clinical, supply chain and corporate functions with its Stafford, Texas-based distribution operations. Tornier’s current U.S. business headquarters are located in a 19,000 square foot portion of a building in Edina, Minnesota and are subject to a lease that extends to December 31, 2015.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the lease agreement or the transactions contemplated by the lease agreement. The foregoing description is qualified in its entirety by reference to the lease agreement, a copy of which is attached to this report as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Lease Agreement dated as of May 14, 2012 between Liberty Property Limited Partnership, as Landlord, and Tornier, Inc., as Tenant (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2012	TORNIER N.V.

	By:	/s/ Kevin M. Klemz
Name: Kevin M. Klemz
Title: Vice President, Chief Legal Officer and Secretary

TORNIER N.V.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Lease Agreement dated as of May 14, 2012 between Liberty Property Limited Partnership, as Landlord, and Tornier, Inc., as Tenant	Filed herewith